                                  PFIZER, INC.
                              235 EAST 42ND STREET
                            NEW YORK, NEW YORK  10017

                                                                  April 11, 1996


Corvita Corporation
8210 N.W. 27th Street
Miami, Florida

Gentlemen:

          We hereby agree to make advances to Corvita Corporation (the "Company" or "you") from time to time until the earlier to occur of (x) the termination of the Agreement and Plan of Merger, dated as of April 11, 1996, among Pfizer Inc., HPG Acquisition Corp. and the Company (the "Merger Agreement") and (y) August 9, 1996, in an amount not to exceed $2,000,000.

          Subject to the terms set forth herein, funds shall be made available to you on the business day subsequent to the business day on which we receive a certificate, signed by the chief financial officer of the Company, requesting a specified sum and certifying that (i) such amount will be used to pay (A) obligations of the Company incurred in the ordinary course of business, including payroll (but not bonuses), and other general and administrative expenses (but not including fees payable to the Company's legal and financial advisors), which obligations (including the name of each payee and the amounts owed to each such payee) shall be set forth in a schedule attached to such officer's certificate or (B) claims of the Company's creditors set forth on Exhibit A hereto, and (ii) that the Company is in compliance with the covenant contained in the Promissory Note referred to below. Funds shall be advanced in amounts not to exceed $150,000 once every five business days; PROVIDED, HOWEVER, that an initial funding in an amount not to exceed $550,000 shall be advanced to the Company upon its compliance with the terms hereof.

          Borrowings under this letter will be evidenced by your Promissory Note to our order in the form attached hereto as Exhibit A. All outstanding amounts evidenced by the Note will bear interest at a rate per annum equal to 8.25%. Interest shall be paid monthly in arrears on the last day of each month.

          Please evidence your agreement by signing a counterpart of this letter.

                              Very truly yours,

                              PFIZER INC.



                              By:  /s/ Paul S. Miller
                                   -----------------------------------------
                                   Title:  Senior Vice
                                           President and
                                           General Counsel


Accepted and Agreed:

CORVITA CORPORATION



By:  /s/ Norman R. Weldon
     -------------------------
     Title:  President and
             Chief Executive
             Officer

THE PROMISSORY NOTE REPRESENTED HEREBY WAS ORIGINALLY ISSUED ON APRIL 11, 1996, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE THEREWITH OR PURSUANT TO AN EXEMPTION THEREFROM.

                                 PROMISSORY NOTE


$2,000,000                                                    New York, New York
                                                                  April 11, 1996


          FOR VALUE RECEIVED, the undersigned Corvita Corporation, a Florida corporation whose principal office is located at 8210 N.W. 27th Street, Miami, Florida ("Payor"), does hereby promise to pay to Pfizer Inc., a Delaware corporation whose principal office is located at 235 East 42nd Street, New York, New York 10017 ("Payee"), in lawful money of the United States, in immediately available funds, the principal amount of TWO MILLION DOLLARS ($2,000,000), together with interest thereon at a rate per annum equal to 8.25%, calculated on the basis of a 360-day year for actual days elapsed. Payment of the principal amount of this Note shall be made upon demand of Payee at any time on or after the earlier of (i) August 9, 1996, (ii) the termination of the Merger Agreement (as hereinafter defined), or (iii) the consummation of the Merger contemplated by and as defined in the Merger Agreement. Interest shall be payable monthly in arrears on the last day of each month.

          All loans made by the Payee to the Payor, and all payments made on account of the principal thereof, shall be recorded by the Payee and, prior to any transfer hereof, endorsed on this Note.

          The Payor agrees that so long as any amounts remain outstanding under this Note, it will continue to operate its business in the ordinary course consistent with past practice, including continuing to conduct clinical studies and to perform Food and Drug Administration regulatory activities.

          Upon the occurrence of any of the following events:

          (i) the failure by the Payor to comply with the covenant contained in the preceding paragraph; or

          (ii) the institution by or against the Payor of any proceeding seeking to adjudicate the Payor a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Payor or for any substantial party of its property;

then this Note shall become immediately due and payable, without presentment, notice, demand or protest, all of which are waived by the Payor.

          This Note shall be binding upon and inure to the benefit of Payee and Payor and their respective transferees, successors and assigns; PROVIDED, HOWEVER, that Payor may not transfer or assign any of its rights or obligations hereunder without the prior written consent of Payee.

          This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

          This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the Payor has caused this Note to be executed and delivered by its duly authorized officer on the date first written above.

                                   CORVITA CORPORATION



                                   By:  /s/ Norman R. Weldon
                                        -----------------------------------
                                        Name:  Norman R. Weldon
                                        Title: President and
                                               Chief Executive
                                               Officer

                                LICENSE AGREEMENT

          This Agreement, dated April 11, 1996 (this "Agreement"), is entered into by and between Corvita Corporation, a corporation organized under the laws of Florida and having its principal place of business at 8210 N.W. 27th Street, Miami, Florida 33122 (the "Licensor") and Pfizer Inc., a corporation organized under the laws of Delaware and having its principal place of business at 235 East 42nd Street, New York, New York 10017-5755 ("the Licensee").

WHEREAS:

          The Licensor is the owner of certain United States patents, and foreign counterparts and applications for foreign counterparts of such patents, covering a certain polycarbonate urethane material manufactured and sold by the Licensor under the registered trademark "Corethane";

          The Licensee manufactures and sells urethane materials and therefore desires a license under the Licensed Patents, subject to the terms and conditions set forth in this Agreement, to manufacture and sell the Licensor's polycarbonate urethane material;

          The Licensor, the Licensee and HPG Acquisition Corp., a corporation organized under the laws of Florida and a direct wholly-owned subsidiary of the Licensee, have entered into an Agreement and Plan of Merger dated April 11, 1996 (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, HPG will be merged with and into the Licensor;

          Simultaneously herewith, the Licensor and the Licensee are entering into a Loan Agreement (the "Loan Agreement") relating to the Licensee's agreement, subject to certain conditions specified therein, to advance to the Licensor not more than $2,000,000, and the Licensor has executed a Promissory Note, of even date herewith (the "Promissory Note") in favor of the Licensee in connection therewith;

          NOW THEREFORE, in consideration of the mutual representation, warranties, covenants and agreements, including, but not limited to, the Loan Agreement, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1 AFFILIATE. The term "Affiliate" shall mean, with respect to any person or entity, any other person or entity that directly or indirectly controls, is under common control with or is controlled by that person or entity. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person or entity, shall mean the possession, direct or indirectly, of the power to direct or to cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

          1.2 CLAIM. The term "Claim" shall mean a patent claim which has not expired and which has not been disclaimed, canceled or finally held invalid or unenforceable by a court or administrative body of competent jurisdiction from which no further appeal is possible or has been taken within the time period provided under applicable law for such appeal.

          1.3 EFFECTIVE DATE. The "Effective Date" of this Agreement shall be the date hereof.

          1.4 LICENSED DEVICE. The term "Licensed Device" shall mean a device containing one or more parts composed of, in whole or in part, a Licensed Material.

          1.5 LICENSED KNOW-HOW. The term "Licensed Know-How" shall mean manufacturing know-how related to the manufacture of any Licensed Material, which manufacturing know-how is known to Licensor on or around the Effective Date of this Agreement.

          1.6 LICENSED MATERIAL. The term "Licensed Material" shall mean a polycarbonate urethane material that is covered by, whose method of making or use is covered by, or that is a component of an article of manufacture covered by at least one claim of a Licensed Patent and that is manufactured, used or sold for any end-use.

          1.7 LICENSED PATENT. The term "Licensed Patent" shall mean and include any of the patents and patent applications listed on Exhibit A attached hereto, and any counterparts, foreign equivalents, divisions and continuations-in-part relating thereto, as licensed hereunder for any end-use; PROVIDED, HOWEVER, that the term shall not include any improvements to any Licensed Patent or to any Licensed Material invented by the Licensor or by any of its Affiliates after the Effective Date.

          1.8 LICENSED USE. The term "Licensed Use" shall mean any use by a User of a Licensed Material for the development, improvement, manufacture, sale, or use of Licensed Devices.

          1.9 TERRITORY. The term "Territory" shall mean a territory consisting of all of the countries of the world.

          1.10 USER. The term "User" shall mean any person or entity that uses Licensed Material in the manufacture, sale and use of Licensed Devices.

                                   ARTICLE II
                                      GRANT

          2.1  WORLDWIDE LICENSE.

               (a) LICENSED MATERIAL. The Licensor hereby grants to the Licensee the non-exclusive right and license under the Licensed Patents and the Licensed Know-How to make, have made, use, sell and otherwise dispose of Licensed Material during the term hereof throughout the Territory, subject to all of the terms and conditions of this Agreement. The foregoing grant excludes the right to sublicense, with the following exceptions:

                    (i) The Licensee shall have the right to sublicense any of its rights under the foregoing grant to any one or more of its Affiliates, on such terms and conditions as the Licensee in its sole discretion deems appropriate, to the full extent, and subject to all of the limitations and conditions of the grant to the Licensee hereunder.

                    (ii) In the event that the Licensor grants to any third party, other than an Affiliate of the Licensor, a successor to any substantial part of the business of the Licensor, or a successor to any substantial part of the business of such an Affiliate, a license under the Licensed Patents and the Licensed Know-How to make and sell (or to make, use, and sell) the Licensed Material on terms and conditions that include rights to sublicense that are greater, broader, or in addition to the sublicense rights granted in paragraphs 2.1(a)(i) and 2.1(a)(ii) hereof, the Licensor will grant to the Licensee sublicense rights that are at least as extensive as those granted to such third party.

          2.2  IMPROVEMENTS.

               (a) LICENSOR'S IMPROVEMENTS. All right, title and interest in and to any improvements of the Licensed Patents or of the Licensed Material invented by the Licensor or by any of its Affiliates after the Effective Date shall remain the exclusive property of the Licensor and the Licensee shall not be entitled to receive any license or other interest in such improvements.

               (b) LICENSEE'S IMPROVEMENTS. All right, title and interest in and to any improvements of the Licensed Material invented by the Licensee or by any of its Affiliates after the Effective Date shall remain the exclusive property of the Licensee and the Licensor shall not be entitled to receive any license or other interest in such improvements.

          2.3 EFFORTS. The Licensee's only obligation under this Agreement with respect to the promotion and marketing of Licensed Material is to use such reasonable efforts as Licensee in the exercise of its sole discretion deems appropriate.

          2.4 BANKRUPTCY. The Licensor acknowledges that this Agreement constitutes a license for "intellectual property" as that term is defined in
Section 365(n) of the U.S. Bankruptcy Code and all provisions of that Section shall apply in the event of the Licensor's bankruptcy.


                                   ARTICLE III
                                     PAYMENT

          3.1 INITIAL PAYMENT. No initial or other payment shall be payable by the Licensee for the licenses granted hereunder, it being acknowledged that the forgiveness of the principal and interest under the Promissory Note is full and sufficient consideration for the licenses granted herein.

          3.2 ROYALTY. No royalty shall be payable by the Licensee with respect to Licensed Material made, sold or otherwise disposed of after the Effective Date of this Agreement.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

          4.1 LICENSOR'S REPRESENTATIONS. The Licensor represents and warrants to the Licensee as of the Effective Date that (a) the Licensor is the sole owner of the Licensed Patents, (b) the Licensor has the right to grant to the Licensee the rights and licenses granted hereunder, (c) no approvals or consents of any governmental entity are necessary with respect to the execution and performance by the Licensor of this Agreement and, (d) the Licensed Patents and the Licensed Know-How are valid, sustaining, enforceable and do not infringe the rights of any third party, and (e) to the best of the Licensor's knowledge, the manufacture, use and sale of the Licensed Material as practiced commercially by the Licensor on or around the Effective Date of this Agreement and its use in the manufacture of Licensed Devices will not infringe the patents or other intellectual property rights of third parties and no claim of any such infringement or misappropriation has been made by any third party.

          4.2 MUTUAL REPRESENTATIONS. The Licensor and the Licensee each represent and warrant to the other as of the Effective Date that it has the full power and authority to enter into this Agreement and carry out the transactions and activities contemplated hereby.

          4.3 LICENSEE'S REPRESENTATIONS. The Licensee represents and warrants that (a) the Licensee has full power and authority to enter into and perform its obligations under this Agreement, and (b) no approvals or consents of any person, firm or governmental entity are necessary with respect to the execution and performance by the Licensee of this Agreement.


                                    ARTICLE V
                            CONFIDENTIAL INFORMATION

          5.1 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Neither the Licensor nor the Licensee shall disclose to any third party or use except in furtherance of this Agreement any confidential information disclosed by the other party or its Affiliates in connection with the Agreement, except that either party may disclose such confidential information to the extent necessary to comply with an order of a court or a government agency PROVIDED THAT the disclosing party shall use its reasonable best efforts to notify the other party of the disclosing party's intention to make the disclosure, and shall provide the other party with a copy of the court or government agency's order, identify precisely the confidential information the disclosing party intends to disclose, and cooperate with the other party in devising reasonable measures to protect the confidentiality of such information including, but not limited to, obtaining a protective order from the court or government agency that issued the order to disclose. For purposes of this Agreement, confidential information shall include at least any customer list, and any non-patented technology, data, know-how or technical information provided to the Licensee by the Licensor in connection with this Agreement and performance of the transactions and activities contemplated hereby.

          5.2 RETURN OF CONFIDENTIAL INFORMATION. Upon the termination of this Agreement for any reason prior to the expiration of its term, the Licensee shall return to the Licensor all confidential information including, without limitation, any customer list, and any non-patented technology, data, know-how or technical information provided to the Licensee by the Licensor.

          5.3 NON-CONFIDENTIAL INFORMATION. Neither any party nor the inspector shall be under any obligation with respect to information of the other party or, in the case of the inspector, information of the Licensee, which the party receiving the information or the inspector can demonstrate, preferably by reference to documents:

               (a) through no act or failure on the part of the party receiving the information or the inspector, becomes known or available to the public;

               (b) is known by the party receiving the information or by the inspector prior to its receiving such information from the other party; or

               (c) is furnished to the party receiving the information or to the inspector by any person not legally precluded from making disclosure of the information without restriction.

                                   ARTICLE VI
                                    COVENANTS

          6.1  NO SUBLICENSES.  Except as set forth in paragraphs 2.1(a)(i) and
(ii) of this Agreement, or as permitted pursuant to the provisions of paragraph 2.1(a)(iii), the Licensee will not sublicense any of its rights hereunder to any person or entity.

          6.2  REGULATORY SUBMISSIONS.

               (a) LICENSOR DATA. The Licensor's Device Master File shall remain the property of the Licensor and shall remain confidential, proprietary information of the Licensor. The Licensee shall be allowed access to data contained or referenced in the Licensor's Device Master File as of the Effective Date for the purpose of establishing the Licensee's FDA Master File.

               (b) LICENSEE DATA. The Licensee's FDA Master File shall remain the property of the Licensee and shall remain confidential, proprietary information of the Licensee. However, upon the request of any User or of the Licensor, the Licensee will permit User or the Licensor to reference all data that may be generated by or for the Licensee and contained in the Licensee's FDA Master File demonstrating the safety of the Licensed Material.

               (c) INVESTIGATIONAL DEVICE EXEMPTION. The Licensor hereby grants to the Licensee a right of reference to Investigational Device Exemption #G950009 ("IDE"), and to all information contained in any application for such IDE, and to any application or file to which such IDE refers. The Licensor hereby represents and warrants that it has full and complete authority to grant this right of reference. The Licensor further agrees to cooperate with the Licensee in effectuating the provisions of this paragraph, including but not limited to providing written documentation to be submitted to FDA confirming this right of reference.

                                   ARTICLE VII
                               PATENT INFRINGEMENT

          7.1 PATENT ENFORCEMENT. The Licensor shall have the first right to institute patent infringement actions against third parties manufacturing or marketing products, devices or instruments competitive with the Licensed Devices based on any patents covering the Licensed Materials. If the Licensor does not institute an infringement proceeding against an offending third party within 30 days, the Licensee shall have the right, but not the obligation, to institute such an action. Any award paid by third parties as a result of such an infringement action (whether by way of settlement or otherwise), shall be paid to the party who instituted and maintained such action.

          7.2 INDEMNITY FOR CLAIMS OF INFRINGEMENT. The Licensor shall indemnify, defend and hold harmless the Licensee, its Affiliates, its successors and assigns, and their directors, officers, employees, agents and representatives from and against any loss, damage, cost or expense of any kind or nature (including reasonable attorneys' and other professionals' fees and expenses) incurred as a result of or in responding to any demand, claim, action, proceeding or suit that is brought or threatened to be brought against any of them by any third party and that asserts a claim of patent infringement arising from such third party's assertion of the ownership or co-ownership of rights in or to or related to the Licensed Material; PROVIDED, HOWEVER, that the Licensor shall have no obligation to indemnify any person or entity with respect to any demand, claim, action, proceeding or suit that is brought or threatened to be brought by any third party and that asserts a claim of patent infringement to the extent the claim results from any modification of the Licensed Material from the commercial practice of the Licensor on or around the Effective Date of this Agreement.

                                  ARTICLE VIII
                            ASSIGNMENTS AND TRANSFERS

          8.1 TRANSFERS GENERALLY. The Licensee shall not be permitted to assign or transfer any of its rights, obligations or duties under this Agreement without the express written consent of the Licensor. The Licensor shall not be permitted to assign or transfer any or all of its rights, obligations or duties under this Agreement without the express written consent of the Licensee.


                                   ARTICLE IX
                              TERM AND TERMINATION

          9.1 TERM. The term of this Agreement shall commence on the Effective Date, and unless sooner terminated as herein provided, shall end on the date on which the last to expire of the Licensed Patents covering the Licensed Material expires.

          9.2 TERMINATION. This Agreement may be terminated prior to the expiration of its term (a) if mutually agreed by the parties in writing, (b) in the event of the breach of this Agreement by either party, at the option of the non-breaching party; PROVIDED that the non-breaching party has provided written notice to the breaching party of the breach and the non-breaching party's intention to terminate the Agreement, and the breaching party has failed to cure its breach within ninety days following the date such notice was sent to the breaching party, or (c) by the Licensor upon payment in full of the principal amount outstanding under the Loan Agreement together with all interest thereon; PROVIDED, HOWEVER, with respect to clause (c), that the Licensor makes such payment to the Licensee in immediately available funds on or prior to the earlier of (i) August 9, 1996 and (ii) forty-five calendar days after the Merger Agreement is terminated in accordance with Section 9.1(a), 9.1(b), 9.1(c), 9.1(d), 9.1(g) or 9.1(h) thereof. Notwithstanding anything to the contrary contained in section 9.2(c) hereof, the Licensor shall not be entitled to terminate this Agreement (x) if the Merger Agreement is terminated in accordance with Section 9.1(e) or 9.1(f) thereof, or (y) upon the institution by or against the Licensee of any proceeding seeking to adjudicate the Licensor a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Licensor or for any substantial part of its property.

          9.3 DISPOSITION OF LICENSED PATENTS. In the event that this Agreement is terminated prior to the expiration of its term pursuant to the provisions of Section 9.2, all rights in and to the license granted hereunder shall immediately revert to and become the property of the Licensor in accordance with Section 9.2 hereofX, and the Licensee shall be obligated to return all confidential information of the Licensor as provided in Section 5.2 hereof.

          9.4 SURVIVAL. Any provision of this Agreement with respect to the subject matter described in this Article IX shall continue in effect after the expiration of the term of, or termination of, this Agreement to the extent necessary to permit the complete fulfillment or discharge of any obligation that so continues:

               (a) Any agreement, including the provisions of Article V of this Agreement, in effect at the time of such expiration or termination with respect to confidential information of any party to this Agreement; and

               (b)  The indemnity for claims of infringement contained in
Article VII of this Agreement.

          9.5 SALES AFTER TERMINATION. Upon termination or expiration of this Agreement for any reason, the Licensee shall have the right to sell or otherwise dispose of any stock of Licensed Material which it or any of its Affiliates has in its possession or for which it has acquired constituent materials.

                                    ARTICLE X
                                  MISCELLANEOUS

          10.1 NOTICE. Any notice given pursuant to this Agreement shall be in writing and, except as otherwise expressly provided herein, shall be deemed to have been duly delivered when it actually is delivered in person or by facsimile transmission; seven days after it is mailed by certified or registered mail, postage and mailing expense prepaid; and one day after it is sent by overnight express mail or by overnight courier service (such as FedEx or DHL), postage or shipping expense prepaid and designated for next-day delivery; and, if given or rendered to the Licensee, addressed to:

                                   Pfizer Inc.
                                   235 East 42nd Street
                                   New York, New York  10017
                                   Attention:   Paul S. Miller, Esq.
                                                Senior Vice President
                                                and General Counsel

                                   with a copy to:

                                   Weil, Gotshal & Manges LLP
                                   767 Fifth Avenue
                                   New York, New York  10153
                                   Attention:   Dennis J. Block, Esq.

or if given or rendered to the Licensor, addressed to:

                                   Corvita Corporation
                                   8210 N.W. 27th Street
                                   Miami, Florida
                                   Attention:   Norman R. Weldon, Ph.D.
                                                President and
                                                Chief Executive Officer

                                   with a copy to:

                                   Epstein, Becker & Green, P.C.
                                   250 Park Avenue
                                   New York, New York  10177
                                   Attention:  Lowell S. Lifschultz, Esq.

Either party may specify a different address by notice in writing in accordance with this Section 10.1.

          10.2 ENTIRE AGREEMENT; AMENDMENT. This agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and has priority over any and all agreements, documents, verbal consents or understandings previously made between the parties with respect to the subject matter hereof. None of the terms of this Agreement shall be amended or modified except as set forth in a writing signed by both the Licensor and the Licensee.

          10.3 WAIVER. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach thereof. No failure by a party to take action against default or breach of this Agreement shall constitute a waiver of such party's right to enforce any provision of this Agreement or to take action against such default or breach or against any subsequent default or breach. All rights, remedies, undertaking, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of any party.

          10.4 SEVERABILITY. If, and solely to the extent that, any provision of this Agreement shall be invalid or unenforceable, or shall render this entire

Agreement invalid or unenforceable, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or of any of its other provisions.

          10.5 NO AGENCY. Nothing in this Agreement shall be deemed to appoint or authorize the Licensee to act as an agent of the Licensor or to assume or incur any liability or obligation in the name of or on behalf of the Licensor.

          10.6 DISCLAIMER. LICENSOR HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE LICENSED MATERIAL, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE USE OF THE LICENSED MATERIAL IN IMPLANTABLE DEVICES OR IN ANY OTHER MEDICAL APPLICATIONS. IN NO EVENT SHALL LICENSOR BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS.

          10.7 HEADINGS. Headings in this Agreement are included for ease of reference only and shall have no effect on the meaning or interpretation of this Agreement.

          10.8 SINGULAR/PLURAL. Whenever in the context it appears appropriate, each term stated either in the singular or the plural shall include both the singular and the plural.

          10.9 APPLICABLE LAW/JURISDICTION. All disputes arising out of the validity, interpretation or application of this Agreement shall be submitted to the courts of competent jurisdiction sitting in the County and State of New York. This Agreement shall be interpreted and construed in accordance with the law of New York, without reference to its conflicts of laws provisions.

          10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          10.11 NO THIRD-PARTY BENEFICIARIES. The provisions of this Agreement are for the exclusive benefit of the parties hereto, and no other person, firm, institution or other entity shall have any right or claim against any party to this Agreement by reason of such provisions or shall be entitled to enforce any such provision against any party.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   LICENSOR
                                   Corvita Corporation



                                   By: /S/ NORMAN R. WELDON
                                       -------------------------------
                                   Title:    President and
                                             Chief Executive Officer


                                   LICENSEE
                                   Pfizer Inc.



                                   By: /S/ PAUL S. MILLER
                                       -------------------------------
                                   Title:    Senior Vice President
                                             and General Counsel

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

                                    EXHIBIT A
                                LICENSED PATENTS

U.S. Patent No. 5,133,742, L. Pinchuk, "Crack-Resistant Polycarbonate Urethane
                           Polymer Prostheses and the Like," July 28, 1992

U.S. Patent No. 5,229,431, L. Pinchuk, "Crack-Resistant Polycarbonate Urethane
                           Polymer Prostheses and the Like," July 28, 1993

U.S. Patent No. 4,810,749, L. Pinchuk, "Polyurethanes," March 7, 1989

All pending and issued reissues, re-examinations, divisions, continuations, continuations-in-part, renewals, extensions and additions thereto, and all foreign counterparts and applications for foreign counterparts of the foregoing.

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